Exhibit 10(u)-1

01-24-05

TCF Financial Corporation

2005 CASH BALANCE PENSION PLAN SERP

(As Adopted effective January 1, 2005)

I.                                         Purpose of Plan; Effective Date of Plan; Effect of Previous SERP Plan.

The purpose of this Plan is to provide Eligible Employees with supplemental retirement benefits as set forth herein to remedy certain limitations or reductions in benefits under the IRC, as set forth herein, to such Employees under the TCF Cash Balance Pension Plan (“Cash Balance Plan”).  This Plan is effective for benefits based on Covered Compensation earned in calendar year 2005 and thereafter.  A previous plan, the Supplemental Employee Retirement Plan – Cash Balance Plan (the “Previous SERP Plan”) was in effect for benefits based on Covered Compensation earned in calendar year 2004 and before and it is not terminated or superseded by this Plan, but remains in effect for benefits accrued under it before the adoption of this Plan.   In no event shall any benefits be due under both this Plan and the Previous SERP Plan with respect to the same Covered Compensation and there shall be no duplication of benefits between this Plan and the Previous SERP Plan.

This Plan is also intended to be a plan, program, or arrangement under 4 U.S.C. section 114 (the “State Taxation of Pension Income Act of 1995”) maintained solely for the purpose of providing retirement benefits for employees in excess of the limitations imposed by one or more of IRC sections 401(a)(17), 401(k), 401(m), 402(g), or 415 or any other limitation on contributions or benefits in the IRC on qualified plans such as the TCF Pension Plan.

II.                                     Definitions

(a)  Committee.  The Compensation Committee of the Board of Directors of TCF Financial Corporation (“TCF Financial”).

(b)  Eligible Employee.  Employees of TCF Financial, or any of its direct or indirect subsidiaries, are eligible for this Plan if they are eligible to participate in either the TCF Financial Executive Deferred Compensation Plan or the TCF Financial Senior Officer Deferred Compensation Plan. Notwithstanding the foregoing, no Employee shall be eligible for benefits under this Plan unless the Employee is also a Participant and Qualified Employee in the TCF Pension Plan and individuals who become employees of an Employer as a result of a merger or acquisition shall not be Eligible Employees under this Plan unless and until TCF Financial has adopted a resolution identifying them as Eligible Employees.

(c)  ESPP Plan.  The “ESPP Plan” is the TCF Employees’ Stock Purchase Plan, as amended from time to time.

(d)  TCF Pension Plan.  The “TCF Pension Plan” is the TCF Cash Balance Pension Plan as amended from time to time.

(e)  IRC.  The “IRC” is the Internal Revenue Code of 1986, as amended.

(f)  [Reserved.]

(g)  Covered Compensation.  “Covered Compensation” is any “Certified Earnings” as defined in the TCF Pension Plan paid to an Eligible Employee by the Employer in any calendar year (disregarding any limit on Certified Earnings under IRC § 401(a)(17)), plus any amounts which would have been “Certified Earnings” (disregarding any limit on Certified Earnings under IRC § 401(a)(17)) in such calendar year except that such Employee elected to defer such amounts under this Plan or any other tax-qualified or non-tax qualified plan of deferred compensation maintained by an Employer.

(h)  TCF Financial.  “TCF Financial” is TCF Financial Corporation, a Delaware Corporation.

(i)  Employer.  “Employer” is TCF Financial, or any of its direct or indirect subsidiary companies which is the employer of an Eligible Employee under this Plan.

(j)  Retirement.  “Retirement” is a termination of employment with an Employer on or after the Employee has attained age 55 and has completed ten years of vesting service as defined in the TCF Pension Plan.

III.                                 [Reserved.]

IV.                                Supplemental Benefits related to the TCF Pension Plan.

(a)                                  Benefits.

The supplemental pension benefit under this Plan shall be equal to an Account Balance which is 0 on January 1, 2005, and thereafter is increased each month by the difference between the pay credit provided to the Eligible Employee for such month under the TCF Pension Plan and the amount such Employee would have received as a pay credit for such month in the absence of the Restrictions defined in subsection (b) below.  The eligible Employee’s Account Balance shall also be increased each month by the interest factor applicable to account balances under Section 4.6 of the TCF Pension Plan as of said month.

Effective July 1, 2004, the Pension Plan was amended to prohibit any employees hired on or after that date from becoming Participants in that Plan and to prohibit employees rehired on or after that date from accruing any additional Pay Credits under that Plan.  Accordingly: (I) an employee first hired by a TCF Participating Employer or Affiliate on or after July 1, 2004 shall not be entitled to any supplemental benefits from this SERP Plan (II) an employee rehired by a TCF Participating Employer or an Affiliate on or after July 1, 2004 shall not accrue any additional supplemental Pay Credits from this SERP relating to the TCF Pension Plan based on employment service after such rehiring; and (III) an employee employed by a Participating Employer on June 30, 2004 shall receive supplemental Pay Credits under this SERP Plan provided as the beginning of this section (a).

(b)  “Restrictions” means:

(i)  limitations on benefits provided in Internal Revenue Code §415 (currently generally $165,000 in annual benefits);

(ii)  limitations of Covered Compensation under the TCF Pension Plan to the dollar limits  provided in Internal Revenue Code § 401(a)(17) (currently $205,000); and

(iii)  limitations on Covered Compensation occurring as a result of other provisions of the IRC.  For purposes of this sub-paragraph (iii), a limitation on Covered Compensation shall be deemed to occur with respect to any amounts which are deferred under the TCF Financial Executive Deferred Compensation Plan or the TCF Financial Senior Officer Deferred Compensation Plan, and which are excluded from Covered Compensation under the TCF Pension Plan as a result of the Internal Revenue Code. This Plan provision is deemed to be substantially similar to the TCF Pension Plan provision which treats Employee’s elective deposits to the ESPP Plan as Covered Compensation under that Plan.

(c)                                  Payment of Benefits.  An Eligible Employee shall receive a lump sum distribution in the form of cash equal to the then-current value of such Employee’s account in this Plan (less applicable withholding) six months after the Employee’s termination of employment (including termination of employment as a result of death while actively employed) with the Employer.  For purposes of the foregoing sentence, a termination of employment shall not be deemed to occur upon a transfer of employment between two or more Employers.

All distributions to an Eligible Employee, beneficiary or survivor under this Article III shall be in the form of cash.

V.       Committee.

The Committee shall have full power to construe, interpret and administer this Plan, including to make any determination required under this Plan and to make such rules and regulations as it deems advisable for the operation of this Plan.  The Committee shall have sole and absolute discretion in the performance of their powers and duties under this Plan. A majority of the Committee shall constitute a quorum. Actions of the Committee shall be by a majority of persons constituting a quorum and eligible to vote on an issue.  Meetings may be held in person or by telephone.  Action by the Committee may be taken in writing without a meeting provided such action is executed by all members of the Committee.  To the extent it is feasible to do so, determinations, rules and regulations of the Committee under this Plan shall be consistent with similar determinations, rules and regulations of the TCF Pension Plan. All determinations of the Committee shall be final, conclusive and binding unless found by a court of competent jurisdiction to have been arbitrary and capricious. The Committee shall have authority to designate officers of TCF Financial and to delegate authority to such officers to receive documents which are required to be filed with the Committee, to execute and provide directions to the Trustee and other administrators, and to do such other actions as the Committee may specify on its behalf, and any such actions undertaken by such officers shall be deemed to have the same authority and effect as if done by the Committee itself.

VI                                   Benefits Unfunded.

The rights of beneficiaries, survivors and participants to benefits from this Plan are solely as unsecured creditors of the Employer.  Benefits payable under this Plan shall be payable from the general assets of  the Employer and there shall be no trust fund or other assets secured for the payment of such benefits.  In its discretion, the Employer may purchase or set aside assets, including annuity policies or through use of a grantor trust, to provide for the payment of benefits hereunder but such assets shall in all cases remain assets of the Employer and subject to the claims of the Employer’s creditors. This Plan constitutes a mere promise by the Employers to make benefit payments in the future, and it is intended to be unfunded for tax purposes and for purposes of Title I of ERISA.

VII.                            Beneficiaries and Survivors.

An Eligible Employee’s beneficiary or survivor under Article IV of this Plan shall be the same as the person(s) designated as such pursuant to or under the provisions of the TCF Pension Plan, unless the Employee has designated in writing and filed with the Committee a different beneficiary for this Plan.

VIII.                        Plan Administrator, Amendments, Claims Procedure

The Plan Administrator of this Plan is the Committee, which shall have full power to amend this Plan from time to time, or to terminate this Plan, except that no such amendment or termination shall deprive an Eligible Employee or beneficiary or survivor thereof of any benefits accrued under this Plan prior to such amendment or termination without the written consent of such Eligible Employee, or if deceased, the beneficiary or survivor thereof.

If an Eligible Employee, or beneficiary or survivor thereof, wishes to make a claim for benefits or disagrees with a determination of the Committee, such person may file a claim and make such appeals as are permitted under the TCF Pension Plan. The claims shall then be processed as provided for claims under the TCF Pension Plan, except that all determinations which would be made by the “Company” under such Plans shall be made by the Committee instead.

IX.                                Miscellaneous.

(a)  Notices under this Plan to the Employer, TCF Financial or the Committee shall be sent by Certified Mail, Return Receipt Requested to:  Compensation Committee, TCF Financial Corporation, c/o General Counsel for Corporate Affairs, TCF Financial Corporation, 200 Lake Street East, Wayzata, MN   55391.  Notices under this Plan to Eligible Employees or their beneficiaries or survivors shall be sent by Certified Mail to the last known address for such person(s) on the books and records of the Employer, by Certified Mail.

(b)  Nothing in this Plan shall change an Eligible Employee’s status to anything other than an employee “at will” or otherwise enlarge or modify such Employee’s employment rights or benefits other than as provided herein.

(c)  Nothing in this Plan shall abridge an Eligible Employee’s rights, or such Employee’s beneficiary’s or survivor’s rights, of participation in the TCF Pension Plan.

(d)  Expenses of administering the Plan shall be borne by the Employers in proportion to their share of Eligible Employees in this Plan.

(e)  An Eligible Employee’s benefits under this Plan may not be assigned, transferred, pledged or otherwise hypothecated by said Employee or the beneficiary or survivor thereof.